EXHIBIT 10.1
Execution Version

AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of May 25, 2016, by and among RPX Corporation, a Delaware corporation (the “Company”), and each of the persons or entities listed on the last signature page hereto (collectively, “Mangrove”) (each of the Company and Mangrove, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Mangrove have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, Mangrove has made nominations and filed preliminary proxy materials in connection with the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”);
WHEREAS, as of the date hereof, Mangrove beneficially owns shares of Common Stock, $0.0001 par value per share (the “Common Stock”), totaling, in the aggregate 3,203,136 shares (the “Shares”), or approximately 6.3% of the Common Stock issued and outstanding as of the date hereof; and
WHEREAS, as of the date hereof, the Company and Mangrove have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.	Nomination and Election of Directors; Board Committees.
(a)The Company agrees that within two business days of the date hereof, (i) the Board shall appoint Gilbert Palter (the “Mangrove Director”) to the Board as a Class I director (with a term ending upon the Company’s 2018 annual meeting of stockholders) and as a member of the Compensation Committee of the Board and (ii) the Company shall issue the Press Release attached as Annex A to this Agreement.
(b)So long as Mangrove’s aggregate beneficial ownership of Common Stock is in excess of 3% of the Company’s then issued and outstanding Common Stock (the “Minimum Ownership Threshold”), the Company and Mangrove will mutually seek to identify one additional new director who (i) is not an Affiliate or Associate of Mangrove (for the avoidance of doubt, the nomination by Mangrove of such person to serve on the board of another company shall not (in and of itself) cause such person to be deemed an Affiliate or Associate of Mangrove) and (ii) qualifies as “independent” pursuant to the Securities and Exchange Commission and NASDAQ listing standards to serve as a director of the Company (the “Search Process”). The Nominating Committee shall interview any candidate proposed by Mangrove within ten business days of identification (any such candidate, a “Mangrove Candidate”). If the Nominating Committee rejects three Mangrove Candidates, each of whom satisfies the requirements of clauses (i) and (ii) of the first sentence of this Section 1(b) and has undergone a customary background check that does not identify criminal or ethical issues, the Search Process shall terminate and Mangrove, at its reasonable discretion, shall nominate a fourth Mangrove Candidate who satisfies the requirements of clauses (i) and (ii) of the first sentence of this Section 1(b) and has undergone a customary background check that does not identify criminal or ethical issues, and either (1) the Nominating Committee shall recommend for appointment to the Board (A) any one of the four Mangrove Candidates or (B) Nathaniel August (such director, as appointed, the “Additional Director” and, together with the Mangrove Director, the “Settlement Directors” and each, a “Settlement Director”) or (2) the Board shall promptly, but, in any event, no later than 10 days thereafter (the “Notice”), call for a special meeting of stockholders (the “Special Meeting”) to be held not less than thirty nor more than sixty days following the date of the Notice for the purpose of permitting the stockholders of the Company to elect to the Board either one of the Mangrove Candidates or an individual designated by the Board who is not a Mangrove Candidate. If the Nominating Committee recommends the Additional Director to the Board, then the Board shall take all necessary actions to appoint the Additional Director to the Board as a Class I director within three business days following such recommendation; provided the Additional Director has submitted to the Company the documentation required by Section 2(c) herein. The Board shall also consider, in good faith, appointing the Additional Director to the Nominating and Corporate Governance Committee of the Board.
(c)If the Mangrove Director (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined below), and so long as Mangrove’s aggregate beneficial ownership of Common Stock is in excess of the Minimum Ownership Threshold, Mangrove shall have the ability to recommend two alternate substitute persons in accordance with this Section 1(c) (any such replacement nominee shall be referred to as a “Replacement Nominee”). Any Replacement Nominee must satisfy the criteria set forth in clauses (i) and (ii) of Section 1(b) above and undergo a customary background check that does not identify criminal or ethical issues. If any Replacement Nominee does not satisfy the requirements of clauses (i) and (ii) of Section 1(b) above or is determined to have criminal or ethical issues after having undergone a customary background check, then Mangrove shall promptly submit an additional Replacement Nominee, and the process described above shall restart. Upon completion of the process described above, the Nominating Committee shall have the option of recommending for appointment to the Board (A) one of the Replacement Nominees or (B) Nathaniel August (if he has not already been appointed to the Board pursuant to Section 1(b) above) (such director, as appointed, the “Replacement Director”). The Company shall use its reasonable best efforts to conduct any interview(s) and background check(s) contemplated by this section as promptly as practicable but, in any event, within ten business days after Mangrove’s submission of such Replacement Nominee. Upon the recommendation of a Replacement Director by the Nominating Committee, the Board shall take all necessary actions to appoint the Replacement Director to the Board within three business days following such recommendation. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal, subject to the Replacement Director satisfying all requirements under applicable Securities and Exchange Commission rules and regulations and NASDAQ listing standards for membership on such committee.
(d)Promptly following the appointment to the Board of the Mangrove Director (and any Replacement Director, if applicable), Mangrove will cause to be delivered to the Company an irrevocable resignation letter pursuant to which the Mangrove Director (or Replacement Director, if applicable) shall immediately resign from the Board if requested by the Board at any time during which Mangrove’s aggregate beneficial ownership of Common Stock is less than the Minimum Ownership Threshold or if this Agreement is terminated pursuant to Section 6(b). Mangrove agrees to promptly notify the Company in the event its beneficial ownership is below the Minimum Ownership Threshold.
(e)The Company agrees that it will not form new committees or subcommittees of the Board to which significant decision-making authority of the Board is delegated that do not have at least one Settlement Director (or Replacement Director, if applicable) as a member.

Section 2.	Additional Agreements.
(a)Mangrove agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.
(b)Mangrove agrees that at the 2016 Annual Meeting and the Company’s 2017 annual meeting of stockholders, Mangrove will cause any shares of Common Stock beneficially owned by it to be present for purposes of establishing a quorum and to cause such shares to be voted by proxy in favor of (i) the election of any director nominated by the Board, (ii) against the election of any director not recommended by the Board, and (iii) otherwise in accordance with the Board’s recommendation, including in favor of any other matter recommended for stockholder approval by the Board; provided that to the extent that the recommendation of Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board's recommendation with respect to any matter other than the election of directors to the Board, Mangrove shall have the right to vote any shares beneficially owned by it in accordance with the recommendation of ISS or Glass Lewis with respect to such matters; provided further that Mangrove may vote such shares in its discretion with respect to any tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction of the Company.
(c)Promptly after they are identified (but in any event prior to being appointed to the Board in accordance with this Agreement), the Settlement Directors will submit to the Company (x) a fully completed copy of the Company’s standard director & officer questionnaire, (y) consent to any customary background check(s) that the Company may perform and any information required for such background check(s) and (z) a written acknowledgment that the Settlement Directors agree to be bound by all policies, codes and guidelines applicable to directors of the Company upon appointment to the Board.
(d)Any Settlement Director and any Replacement Director appointed to the Board pursuant to this Agreement will receive all D&O and indemnification protections and agreements provided to the other members of the Board.

Section 3.	Standstill.
(a)Mangrove agrees that, from the date of this Agreement to the expiration of the Standstill Period, Mangrove shall not, and shall cause its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others, take any of the following actions or advise, recommend, request, encourage, solicit, influence or induce any other person to take any of the following actions, or announce any intention to take of the following actions:

(i)
submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(ii)
engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of any voting stock of the Company (including any withholding from voting) or grant a proxy with respect to the voting of any voting stock of the Company to any person other than to the Board or persons appointed as proxies by the Board, or publicly disclose how it intends to vote or act on any such matter; provided, however, that Mangrove may publicly disclose how it intends to vote (i) on any Strategic Transaction (as defined below) which has already been publicly announced by or on behalf of the Company or (ii) in any proxy solicitation or referendum if and to the extent required by applicable subpoena, legal process, other legal requirement (except for such requirement that arises as a result of the actions of Mangrove otherwise in violation of this Section 3);

(iii)	seek to call, or to request the call of, a special meeting of the Company’s stockholders;

(iv)
form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company or deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement in order to effect or take any of the actions expressly prohibited by this Section 3 or otherwise take any action challenging the validity or enforceability of any provisions of this Section 3;

(v)
(A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (other than pursuant to Section 1 hereof) or (B) seek, alone or in concert with others, the removal of any member of the Board (other than the removal of any Settlement Director (or Replacement Director, if applicable) in accordance with the terms of this Agreement) or a change in the size or composition of the Board or the committees thereof;

(vi)
alone or in concert with others, make any proposal or request that constitutes: (i) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or (except as provided in Section 1 above) to fill any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company or (iii) any other material change in the Company’s executive management, business, corporate strategy or corporate structure, except in each case for (x) inadvertent disclosure in a non-public context, (y) in connection with private discussions with limited partners or shareholders of Mangrove or their Affiliates, including in confidential letters to such limited partners or shareholders, or (z) statements that are consistent with the Press Release;

(vii)
(A) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person or (B) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of Common Stock or rights or options to acquire Common Stock or engage in any swap or hedging transactions (other than cash-only settled swaps) or other derivative agreements of any nature with respect to the Common Stock, if such acquisition or transaction would result in Mangrove having beneficial ownership or economic exposure to more than 9.9% of the then issued and outstanding Common Stock (excluding, for the avoidance of doubt, any economic exposure resulting from cash-only settled swaps);

(viii)
other than in sale transactions in which the identity of the purchaser is not known to Mangrove, purposely sell or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, in excess of 1% of the outstanding shares of Common Stock or any derivatives relating to Common Stock to any third party that either (i) has filed a Schedule 13D with respect to the Company or (ii) has run (or publicly announced an intention to run) a proxy contest or consent solicitation with respect to the Company in the past three years (but, in the case of this clause (ii), only if Mangrove knows that the third party has, or will as a result of the transaction have, beneficial ownership of more than 5% of the Common Stock);

(ix)
(A) enter into or maintain any economic, compensatory, pecuniary or other arrangements with any Settlement Director (or Replacement Director, if applicable) thereto that depend, directly or indirectly, on the performance of the Company or its stock price, or (B) enter into or maintain any economic, compensatory, pecuniary or other arrangements with any other director or nominees for director of the Company, other than, in the case Gilbert Palter or Gregory Share is the Mangrove Nominee, a Compensation Agreement and an Indemnification Agreement each by and between the Mangrove Nominee and The Mangrove Partners Master Fund, Ltd. and dated March 10, 2016;

(x)
other than at the direction of the Board or any committee thereof, effect or seek to effect, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to a Strategic Transaction;

(xi)
disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or request or advance any proposal to amend, modify or waive the terms of this Agreement;

(xii)
institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), make any requests for a list of the Company’s stockholders or any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise); provided that nothing shall prevent Mangrove from bringing litigation to enforce the provisions of this Agreement; or

(xiii)
enter into any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or advise, assist, encourage, seek to persuade or solicit any person to take any action with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Mangrove from: (A) communicating privately with the Board or any of the Company’s officers regarding any matter in a manner that does not otherwise violate this Section 3, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3, (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Mangrove or any of its respective Affiliates or Associates, provided that a breach by Mangrove of this Agreement is not the cause of the applicable requirement, (D) communicating with its investors in quarterly or annual letters provided such communications are subject to standard confidentiality obligations, (E) taking any of the actions described in clauses (ii), (iii), (iv), (v), (vi), (vii) (provided that Mangrove will be permitted to acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of all of the assets or business of the Company or 100% of the then issued and outstanding Common Stock), (x), (xi), (xii) or (xiii) of this Section 3(a) during a Standstill Exception Period, provided, that such actions are taken in connection with a Strategic Transaction or (F) taking any of the actions described in clauses (ii), (iii), (iv), (v), (vi), (ix) or (xii) of this Section 3(a) in connection with the Special Meeting. Furthermore, nothing in this Agreement shall be deemed to restrict in any way the ability of any Settlement Director (or any Replacement Director as the case may be) from fulfilling his statutory duties as a director.
(b)As used in this Agreement:

(i)	the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(ii)
the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(iii)
the term “Standstill Exception Period” shall mean, as it relates to a Strategic Transaction, the period commencing on the date of the public announcement of the Strategic Transaction and ending on the earliest of (a) the date the Strategic Transaction is consummated, (b) the date the Strategic Transaction is abandoned or rejected, as the case may be, by the Board or the stockholders of the Company, and (c) the termination of the Standstill Period;

(iv)
the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is the earlier to occur of (a) 30 calendar days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2018 annual meeting of stockholders of the Company (the “2018 Annual Meeting”) pursuant to the Company’s Amended and Restated Bylaws and (b) any termination of this Agreement pursuant to Section 6(b); and

(v)
the term “Strategic Transaction” shall mean (A) any merger, consolidation, acquisition of control or other business combination, tender or exchange offer resulting in a change of control of the Company, (B) any purchase, sale or transfer of all or substantially all of the Company’s assets or securities, (C) any dissolution, liquidation or reorganization or (D) any spin-off or spin-out or similar transaction involving the Company or any material subsidiaries or material portion of its business, in the case of this clause (D), (I) which requires the approval of the stockholders of the Company and (II) regardless of whether or not such transaction involves a change of control of the Company.

Section 4.	Representations and Warranties of the Company.
The Company represents and warrants to Mangrove that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5.	Representations and Warranties of Mangrove.
Mangrove represents and warrants to the Company that (a) the authorized signatory of Mangrove set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Mangrove thereto, (b) this Agreement has been duly authorized, executed and delivered by Mangrove, and is a valid and binding obligation of Mangrove, enforceable against Mangrove in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Mangrove as currently in effect, (d) the execution, delivery and performance of this Agreement by Mangrove does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Mangrove, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Mangrove is a party or by which it is bound, (e) as of the date of this Agreement, Mangrove beneficially owns in the aggregate 3,203,136 shares of Common Stock, (f) as of the date hereof, Mangrove does not currently have, and does not currently have any right to acquire or any beneficial, record or derivative interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (g) no person other than Mangrove has any rights with respect to the Shares and (h) other than as described in Mangrove’s Schedule 13D filed with the Securities and Exchange Commission on March 17, 2016, Mangrove has not entered into or maintained, and will not enter into or maintain, any economic, compensatory, pecuniary or other arrangements with any Settlement Director (or Replacement Director, if applicable).

Section 6.	Termination.
This Agreement and the provisions herein shall remain in full force and effect until the earliest to occur of:

(a)	the conclusion of the Standstill Period;

(b)	a material breach of this Agreement by the Company, the Board or Mangrove, provided that the non-breaching Party elects to terminate this Agreement; or

(c)	such other date established by mutual written agreement of the Parties hereto.

Section 7.	Press Release.
Promptly following the execution of this Agreement, the Company and Mangrove shall jointly issue a mutually agreeable press release, in substantially the form attached hereto as Annex A (the “Press Release”), announcing certain terms of this Agreement, the approval, by the Board, of a $50 million increase in its share repurchase authorization and the intention to make share repurchases of at least $50 million within 12 months of the date hereof, subject to existing, publicly disclosed debt covenants.

Section 8.	Specific Performance.
Each of Mangrove, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto could occur in the event the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Mangrove, on the one hand, and the Company, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof without posting bond or security. This Section 8 is not the exclusive remedy for any violation of this Agreement.

Section 9.	Expenses.
Except as otherwise agreed by the Parties, the Company promptly shall reimburse Mangrove for its reasonable, documented, out-of-pocket costs, expenses and fees (including attorneys’ fees) incurred through the date of this Agreement in connection with the negotiation and execution of this Agreement and any proxy related activities; provided, that such reimbursement shall not exceed $100,000 in the aggregate.

Section 10.	Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

Section 11.	Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	RPX Corporation
One Market Plaza
Suite 800
San Francisco, CA 94105

Attention:	Martin Roberts, General Counsel

Telephone:	(415) 418-2527

Facsimile:	(415) 762-4256

Email:	mroberts@rpxcorp.com

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention:            Kenton J. King
Leif King

Telephone:	650.470.4500

Facsimile:	650.470.4570

Email:	kenton.king@skadden.com
leif.king@skadden.com

If to Mangrove:	Mangrove Partners
645 Madison Avenue, 14th Floor
New York, NY 10022

Attention:	Ward T. Dietrich, Chief Operating Officer

Telephone:	646.450.0418

Facsimile:	646.652.5399

Email:	compliance@mangrovepartners.com

With a copy (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, NY 10176

Attention:	Christopher P. Davis

Telephone:	212.880.9865

Facsimile:	212.986.8866

Email:	cdavis@kkwc.com

Section 12.	Applicable Law.
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its choice of law principles to the extent that the application of the laws of another jurisdiction would be required thereby. Each Party hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (as applicable, the “Delaware Courts”), and any appellate court from any decision thereof, in any suit, action or other proceeding with respect to the subject matter of this Agreement (each, a “Proceeding”), including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Proceeding shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding with respect to the subject matter of this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The Parties waive any right to a trial by jury with respect to any Proceeding.

Section 13.	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

Section 14.	Waiver.
Any waiver of any term or condition of this Agreement must be in writing and signed by the party to be charged. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 15.	Mutual Non-Disparagement.
Subject to applicable law and Section 3 hereof, during the Standstill Period, the Parties shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors not to make, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, impugns or is reasonably likely to damage the business or reputation of, (a) in the case of statements or announcements by Mangrove, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries, or (b) in the case of statements or announcements by the Company, Mangrove or its Affiliates or advisors or any of its and their respective principals, directors, members, general partners, officers and employees. The foregoing shall not restrict the ability of any person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or (ii) in the case of Mangrove, make any statements regarding the Company in accordance with Section 3 (“Opposition Statements”), provided, however, that if any Opposition Statement is publicly made by Mangrove, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

Section 16.	Headings; Interpretation.
The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

Section 17.	Entire Agreement; Amendment; Successors and Assigns; Third Party Beneficiaries.
This Agreement (and Annex A) contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Mangrove. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Mangrove, the prior written consent of the Company, and with respect to the Company, the prior written consent of Mangrove. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons or entities.
[The remainder of this page intentionally left blank]

[Signature Page to Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
RPX CORPORATION

By:	/s/ JOHN A. AMSTER
Name:	John A. Amster
Title:	Chief Executive Officer
THE MANGROVE PARTNERS MASTER FUND, LTD.

By:	MANGROVE PARTNERS
The Investment Manager
By:	/s/ WARD T. DIETRICH
Name:	Ward T. Dietrich
Title:	Chief Operating Officer
MANGROVE PARTNERS

By:	/s/ WARD T. DIETRICH
Name:	Ward T. Dietrich
Title:	Chief Operating Officer